Exhibit 23.3
W.D. Von Gonten & Co.
Petroleum Engineering
808 Travis, Suite 812
Houston, TX 77002
713.224.6333
713.224.6330 Fax
August 10, 2007
Consent of W.D. Von Gonten & Company
     We consent to the use in the Registration Statement on Form S-8 of Quicksilver Gas Services LP of our report dated of our analysis of certain Quicksilver Resources Inc. Texas oil and gas interests and oil and gas industry data relating to the Fort Worth Basin and the greater United States from January 30, 2007 through February 9, 2007.

W.D. Von Gonten & Company
By:	/s/ W.D. Von Gonten, Jr.
William D. Von Gonten, Jr., P.E.
President and Chief Operating Officer